Exhibit (a)(1)(iv)

Offer by

DWS STRATEGIC MUNICIPAL INCOME TRUST

345 PARK AVENUE

NEW YORK, NEW YORK 10154

(800) 349-4281

To Purchase for Cash up to 100% of its Issued and Outstanding

Municipal Auction Rate Cumulative Preferred Shares, Series T

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed to act as Depositary in connection with an offer by DWS Strategic Municipal Income Trust, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, par value $0.01 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 27, 2012 and the related Letter of Transmittal (which together constitute the “Offer”).  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 96% of the liquidation preference per Preferred Share (or $24,000 per Preferred Share), plus any unpaid dividends accrued through October 26, 2012, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Preferred Shares registered in your name (or in the name of your nominee) or who hold Preferred Shares registered in their own names.  Please bring the Offer(s) to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

(1)           The Offer to Purchase dated September 27, 2012;

(2)           Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding;

(3)           Notice of Guaranteed Delivery to be used to accept the Offer if the Preferred Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase); and

(4)           A form of letter which may be sent to your clients for whose accounts you hold  Preferred Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

THE FUND’S OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Preferred Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Preferred Shares pursuant to an Offer.  The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients.  The Fund will pay all stock transfer taxes applicable to its purchase of Preferred Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase.  However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided.  See Section 5, “Procedures for Tendering Preferred Shares,” of the Offer to Purchase.

In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on October 26, 2012.

Neither the Fund nor its Board of Trustees nor Deutsche Investment Management Americas Inc. (“DIMA”), the Fund’s investment adviser, makes any recommendation to any shareholder as to whether to tender or refrain from tendering Preferred Shares.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours, Deutsche Bank Trust Company Americas

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.